Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in registration statement Nos. 333-181439, 333-210227 and 333-225868 on Form S-8 and registration statement Nos. 333-233636 and 333-226097 on Form S-3 of TG Therapeutics, Inc. of our report dated March 1, 2021 on our audits of the consolidated financial statements of TG Therapeutics, Inc. and Subsidiaries as of December 31, 2020, and for each of the two years in the period ended December 31, 2020, included in this Annual Report on Form 10-K of TG Therapeutics, Inc. and Subsidiaries for the year ended December 31, 2021.

/s/ CohnReznick LLP

New York, New York
March 1, 2022